Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

MOS - The Mosaic Company South Fort Meade Ruling Discussion

Event Date/Time: Aug 02, 2010 / 08:30PM GMT

FINAL TRANSCRIPT

Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

CORPORATE PARTICIPANTS

Christine Battist

The Mosaic Company - Director, IR

Jim Prokopanko

The Mosaic Company - President and CEO

Rich Mack

The Mosaic Company - EVP, General Counsel and Corporate Secretary

Larry Stranghoener

The Mosaic Company - EVP and CFO

Mike Rahm

The Mosaic Company - VP, Market Analysis, Strategic Planning

CONFERENCE CALL PARTICIPANTS

Jeff Zekauskas

JPMorgan Securities Inc. - Analyst

Mark Connelly

CLSA - Analyst

David Silver

BofA Merrill Lynch - Analyst

Vincent Andrews

Morgan Stanley - Analyst

Michael Piken

Cleveland Research - Analyst

Mark Gulley

Soleil Securities - Analyst

Lindsay Drucker-Mann

Goldman Sachs - Analyst

Don Carson

Susquehanna - Analyst

David Begleiter

Deutsche Bank - Analyst

Fai Lee

RBC Capital Markets - Analyst

Horst Hueniken

Stifel Nicolaus - Analyst

Farooq Hamed

Barclays Capital - Analyst

Zack Schreiber

Duquesne Capital - Analyst

PRESENTATION

Operator

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Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

Good day, ladies and gentlemen, and welcome to the Mosaic Company’s South Fort Meade Ruling Discussion conference call. My name is Chanel, and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this conference. (Operator Instructions).

I would now like to turn the presentation over to your host for today’s call, Ms. Christine Battist, Director, Investor Relations. Please proceed.

Christine Battist - The Mosaic Company - Director, IR

Thank you, Chanel. With us today are Jim Prokopanko, President and Chief Executive Officer; Richard Mack, Executive Vice President, General Counsel, and Corporate Secretary; Larry Stranghoener, Executive Vice President and Chief Financial Officer; and Mike Rahm, Vice President, Market Analysis and Strategic Planning.

After my introductory remarks, Jim will share his perspective on what the recent ruling means for our business. And Rich Mack will provide some background on the case and an overview of the recent hearing and appeal process. Larry then will address some of the financial considerations resulting from the preliminary injunction. Following Larry’s remarks, we have set aside time to answer your questions.

The presentation slides we are using during the call today are available on our website. We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results, based upon management’s beliefs and expectations as of today’s date, August 2, 2010, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements.

Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday and in our reports filed with the Securities and Exchange Commission. This call is the property of Mosaic. Any distribution, transmission, broadcast, or rebroadcast in any form without the express written consent of Mosaic is prohibited. Now I’ll turn the call over to Jim.

Jim Prokopanko - The Mosaic Company - President and CEO

Thank you, Christine, and thanks to everybody who made the time to join us this afternoon. As you have read from our announcement on Saturday, the United States District Court for the Middle District of Florida entered a preliminary injunction late Friday evening, which impacts Mosaic’s federal wetlands permit for our South Fort Meade phosphate mine.

The District Court’s order prevents mining in federal wetlands in our Hardee County extension until additional evaluation has been completed by the Army Corps of Engineers, or the case has been decided on the merits.

Needless to say, we are disappointed with this ruling. The South Fort Meade Hardee County permit was issued by the Army Corps following an exhaustive, multi-year process specifically designed to ensure that appropriate environmental safeguards were in place before our mining activities began. We take great pride in our commitment to environmental stewardship, and our care of the land in question in this dispute will measure up to our high standards.

As Rich will cover shortly, we have appealed the decision to the 11th Circuit Court of Appeals, and we have a strong conviction in our belief on the merits of this case. We are confident that it’s not a matter of if we receive the permit, but rather a matter of when it is received. We are in a fluid situation as it relates to the litigation, the market and our operational plans. There are no easy or simple answers. We believe it’s important to share our viewpoints with you today and we’ll keep our shareholders up to date as best we can.

On July 12, we put 221 of our employees on notice about a conditional layoff at our South Fort Meade mine and of that workforce if a preliminary injunction prevented us from mining these — mining at this location. Mosaic is doing everything it reasonably can to prevent this outcome. Absent relief, now that the District Court has entered a preliminary injunction, regrettably, we have no reasonable alternative but to shut down South Fort Meade on an indefinite basis, effective upon the expiration of the Company’s 60-day WARN Act notice, which is set to expire on September 12, 2010.

We’re very disappointed that this will adversely impact our employees, as well as other stakeholders, including our suppliers and the local communities, such as Hardee, Polk, and Hillsborough Counties, where we operate.

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Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

Later in the call, I will look forward to answering questions that you might have, but before I turn the call over to Rich Mack, who oversees our permitting efforts, I think it is important to keep in mind that given the recent issuance of the preliminary injunction, things are quite fluid, and we’re working in a rapidly evolving landscape.

Mosaic has an excellent track record of obtaining permits required to mine our phosphate reserves in Florida. I fully expect this to be the case at South Fort Meade and for future permits as well. With that, I will turn the call to Rich, who will share some additional information.

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

Thanks, Jim. Before I jump into the details on the legal process, I think it would be helpful to provide some background on the South Fort Meade mine, the permitting process for South Fort Meade and Friday’s ruling from the District Court.

Mosaic’s South Fort Meade mine is one of the most efficient phosphate mining operations in the world. It is comprised of over 27,000 acres of property, which straddles a line separating Polk and Hardee Counties in Central Florida. The remaining reserves in Hardee County total approximately 48 million tonnes of ore, representing about 10 years of active mining operations, assuming an annual production rate of about 5 million to 6 million tonnes per year.

We have been mining in Polk County since 1995 and are close to fully exhausting the available phosphate ore in this area. With only one of four draglines currently in operation in our Polk County reserves, it is fair to say that only “difficult-to-reach,” high-cost and lower-quality remnant parcels remain. This is why it is important for us to access timely the reserves in the Hardee County extension to keep our South Fort Meade mine operating efficiently.

As with many mining permits, our Hardee County extension includes various wetlands which require permits to mine. Federal wetland permits are under the jurisdiction of the United States Army Corps of Engineers. We have worked extensively with the Army Corps for several years on permitting the wetlands for the Hardee County extension. Let me assure you that there was a methodical and extensive review of the permit that was issued.

The outcome of this litigation will be determined by the facts, including environmental science, as well as applicable law. I would like to spend a few minutes discussing some facts that are relevant to this permit to put it in perspective for you. Many of these are relevant to the underlying litigation and the appeal that Mosaic has filed, which I will discuss later.

First, in terms of process, slide 5 shows it was exhaustive. The process continued for over seven years, including reviews by and/or permits from 14 local, state and federal agencies. This massive effort resulted in a comprehensive and rigorous permit, which was based on a voluminous 100,000-plus page federal administrative record. In fact, the permitting process was so extensive that it lasted much longer than expected. By the time the permit finally issued in June, we had already mined most of our remaining Polk County reserves and idled three draglines in anticipation of entering Hardee County.

Second, in terms of substance, slide 6 shows the considerable environmental protections and special conditions contained in the South Fort Meade permit. We are not aware of any permit in the phosphate mining industry that is any more comprehensive. This permit incorporates detailed criteria for substantial preservation and protection of the environment.

And third, a picture says a thousand words. Slide 7 is an example of the site conditions prevalent on the Hardee County extension, which has been heavily impacted by agriculture for over a half a century. In the middle of this picture, you will see an example of jurisdictional waters that the District Court’s Order currently protects.

In our South Fort Meade permit, we have committed to use state-of-the-art reclamation practices that will enhance the environmental condition of the Hardee County extension. For example, slide 8 shows a reclamation project that was completed on the Polk County side of our South Fort Meade mine.

Against this backdrop, you can see why we are very disappointed that a preliminary injunction has been issued. During the hearing on July 22, the U.S. Department of Justice and Mosaic advanced compelling evidence that the Army Corps appropriately considered, evaluated, and issued the permit and that extraordinary relief, such as the issuance of a preliminary injunction, was not warranted. Unfortunately, last Friday evening, the District Court ruled otherwise.

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Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

In addition to issuing the preliminary injunction, the District Court remanded the permit back to the Army Corps for additional evaluation of the alternatives analysis required under the Clean Water Act. The Court also said that a public hearing should be held on remand.

Now let me summarize a few matters of interest related to the District Court’s order.

First, the court said that a careful review of the evidence demonstrated that Mosaic and the Army Corps did, indeed, analyze several concerns raised by the EPA and, further, modified the permit based on these particular concerns. However, the Court said that both Mosaic’s alternatives analysis as well as the Corps’ verification of the same, was incomplete. The Court said that the plaintiffs met their burden in demonstrating that Mosaic did not clearly show less damaging alternatives were impracticable and even if it did, the Army Corps failed to independently verify Mosaic’s findings.

Second, notwithstanding its finding, the Court noted that Mosaic may be able to satisfy its burden and demonstrate on remand that there are no practicable alternatives.

Third, the preliminary injunction is in effect until the requisite alternatives analysis is accomplished in accordance with the court’s order or the case is decided upon the merits in favor of Mosaic.

Fourth, with respect to the plaintiff’s assertion that an area-wide environmental impact statement should have been completed prior to the issuance of the South Fort Meade permit, the Court found that Plaintiffs had not met their burden of proof for a preliminary injunction under the National Environmental Policy Act, or NEPA, to demonstrate that an EIS is required.

And finally, the Court said that it intends to expedite its normal case management schedule to decide this case on its merits in a reduced timeframe.

Importantly, the District Court’s order was based on its viewpoint that Mosaic could continue operations at South Fort Meade, albeit in a restricted area while the preliminary injunction was in place. We do not agree. Draglines, which weigh nearly 7 million pounds and have booms extending the length of a football field, are not nimble machines that can easily navigate through a myriad of wetlands. If Mosaic were to mine an area comprised solely of uplands, it would not just be at dramatically higher costs, but Mosaic would extract significantly less phosphate rock, which is inconsistent with the Hardee County Extension’s project purpose. This approach would strand millions of tonnes a phosphate ore because it is logistically infeasible to double back and mine wetland areas.

Therefore, as Jim noted earlier, Mosaic will have no reasonable option but to shut down the South Fort Meade mine upon the expiration of the WARN Act notices in September. In fact, three of the South Fort Meade draglines are already idle and our mining costs at South Fort Meade are about 2.5 times higher than they would be if we were mining at normal rates.

So, the question is, where do we go from here? We obviously have a very different perspective on the thoroughness of the South Fort Meade permit and respectfully disagree with the District Court’s decision. To protect the interests of the many stakeholders that depend on the South Fort Meade mine, we are doing the following —

First, Mosaic today filed a notice of appeal with the Eleventh Circuit Court of Appeals in Atlanta. We also intend to request the Eleventh Circuit to expedite the appeal.

Second, as part of the efforts to avoid the shutdown, as Jim and I have discussed, this week, we will file a motion for stay of the preliminary injunction with the District Court in Jacksonville. If this is not successful, we will then request a stay from the Eleventh Circuit. We believe it would be reasonable to expect a response from the Eleventh Circuit within 30 to 45 days.

Finally, on a parallel basis, we will reengage with the Army Corps to further review the alternatives analysis as the District Court ordered. Notably, the Army Corps considered seven mining alternatives and held over two dozen meetings with Mosaic, which led to the conclusion that the Hardee County extension was the alternative with the least environmental impact. With all of the work that has already gone into this process, we hope that future work can be streamlined.

In terms of timing, of course, you are dealing with litigation, which, by its nature, is a bit uncertain. As mentioned earlier, the District Court has indicated that it will expedite its normal case schedule to decide this case on the merits. Further, if the Eleventh Circuit agrees to expedite our appeal, we believe that, as mentioned earlier, certain motions filed by Mosaic could be decided within weeks, and that the appeal process could be completed within a year and possibly less.

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Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

We have confidence in the merits of our case and look forward to addressing them on a going-forward basis. As Jim noted, we have a very good track record in obtaining all of our required permits, and we expect that to be the case in the future.

I’m now going to turn it over to Larry, who will further elaborate on some of the financial implications of Friday’s ruling and the potential shutdown of South Fort Meade.

Larry Stranghoener - The Mosaic Company - EVP and CFO

Thank you, Rich. Good afternoon, all. I will review two possible financial scenarios. Note that the actual outcome will likely fall somewhere in between. The best case and simplest outcome is early success on the legal front, which will allow us to largely maintain our current production plans with minimal impact on our financial results.

Our anticipated worst-case outcome assumes that we will shut down our South Fort Meade mine in mid-September. Under this scenario, the utilization of existing phosphate rock inventories and output from our other mines should allow us to produce finished phosphate products at planned, near-capacity levels through the second quarter of the current fiscal year. Beyond that, if the legal issues Rich described have not been resolved by then, and if mitigating actions are not viable, we expect finished product production and sales would decline by up to 1 million tonnes in the second half of our fiscal year versus our current projections.

The combination of this lost sales volume, unabsorbed fixed costs, water management costs, and idle plant expenses could cause operating earnings to decline by $250 million to $300 million or so compared to what we would have achieved without the shutdown. Note again that, in our current view, this represents a worst-case outcome.

This outcome may be mitigated to some extent by actions we may be able to take to increase the supply of phosphate rock to our concentrate plants through supplemental external purchases or possible revisions to current mining and production plans. These options, however, may not be practicable or economic, and will need to be evaluated based on the progress of legal proceedings and current market conditions. Note that our operating plans for this year already assume the usage of external rock purchases, including from our new joint venture mine in Peru, Miski Mayo. Incremental rock purchases would be evaluated based on cost, availability, and logistical constraints on our ability to receive rock shipments in Florida.

Note also that the worst-case outcome we present does not include possible market price changes. The current phosphate supply/demand situation is tight, and the market likely will respond to the possible loss of supply beginning later this calendar year. With that, I will turn it over to Jim for concluding comments.

Jim Prokopanko - The Mosaic Company - President and CEO

Thank you, Rich and Larry. Let me summarize our immediate next steps.

First, we will continue to work with our customers to meet their needs. We will not be selling phosphate that we are not able to produce. Phosphate demand is strong and is expected to stay so into calendar 2011. Lean inventories and improving grain and oilseed prices and fundamentals underscore our positive outlook. This means that it is important for us to produce products that are critical to farmers around the world for their soil fertility needs.

Second, our legal team, who I have great confidence in, will advance Mosaic’s interests on multiple fronts with the District Court in Jacksonville and the Eleventh Circuit Court of Appeals. We will work diligently to secure the permit needed at South Fort Meade.

And lastly, as I mentioned in my preliminary remarks, the process for the South Fort Meade permit was robust, and we believe it is not a matter of if we receive the permit, but rather a matter of timing and the conditions associated with our mining. We will keep you posted on the progress of this matter in the weeks and months ahead. Back to you, Christine.

Christine Battist - The Mosaic Company - Director, IR

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Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

We would now like to open the call to your questions. I’d ask that you please hold your questions to one per person so we can take questions from as many people as possible. You are welcome to rejoin the queue for a follow-up question. So now, please open the line.

QUESTION AND ANSWER

Operator

(Operator Instructions). Jeff Zekauskas, JPMorgan.

Jeff Zekauskas - JPMorgan Securities Inc. - Analyst

Thanks very much. You said that your production of DAP I think it is, would decrease about 1 million tonnes in the second half. Does that mean that the annualized rate is 2 million tonnes? This is under your worst-case scenario.

Larry Stranghoener - The Mosaic Company - EVP and CFO

No; it’s Larry, Jeff. We are saying that production and sales would decline by up to 1 million tonnes in the second half of the year versus our current production plans. So I didn’t reference capacity at all. You can assume that given the situation in the phosphate market, our plans are to run at close to capacity.

Jeff Zekauskas - JPMorgan Securities Inc. - Analyst

But — so this is DAP production, and so 1 million for one half is 2 million for a full year. Is that what we are to take away versus your previous production plan?

Larry Stranghoener - The Mosaic Company - EVP and CFO

All you should be taking away is what the impact would be in the second half of the year. And if — we will have to evaluate what the impact would be in the next fiscal year based upon circumstances that we’re facing as this year goes on.

Jeff Zekauskas - JPMorgan Securities Inc. - Analyst

So does that number already encompass changes in your other production to take that number to 1 million tonnes? That is, is more production coming out of other parts of your operation?

Larry Stranghoener - The Mosaic Company - EVP and CFO

Jeff, I wonder if we should take this up off-line. I’m not sure I’m tracking with your question. We’re going to be — if we, in fact, shutdown South Fort Meade, and if, in fact, there aren’t any mitigating actions, then we will lose some of the rock supply — not all of the rock supply, but some of the rock supply that we were counting on to feed our production plants in the second half of the year. And we’re trying to quantify that for you, in a worst-case scenario, as to what that loss of production and, hence, loss of sales would be. Obviously, we would continue to be running our concentrate plants, but we would be running at reduced rates, reflecting the loss of phosphate rock available to us.

Jeff Zekauskas - JPMorgan Securities Inc. - Analyst

See, I guess where my difficulty comes from is I thought that out of South Fort Meade, that your DAP production was roughly a little bit less than 3 million tonnes. And so what I was trying to do was to link the 3 million-tonne number with the 1 million-tonne number?

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Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

Larry Stranghoener - The Mosaic Company - EVP and CFO

Jeff, I’m sorry. I’m not tracking as well as I should be. Let’s take this up off-line. But —

Jeff Zekauskas - JPMorgan Securities Inc. - Analyst

Okay, good. It’s not a problem. We can do that. Thank you very much.

Operator

Mark Connelly, CLSA.

Mark Connelly - CLSA - Analyst

Thank you. I just want to make sure I fully understand the Court’s decision process. If they are to come to the conclusion that there are no practical alternatives, do they have to allow you to move ahead?

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

Mark, this is Rich. What the Corps is charged with doing is finding the best alternative that is out there from an environmental perspective. And what they did through this process is, they evaluated seven separate alternatives from a mining perspective that related to the South Fort Meade Project Purpose, which is essentially to be able to continue to mine roughly 5 million tonnes per year. And so if there’s not a better alternative that is out there compared to our current South Fort Meade permit, yes, the permit should issue.

Mark Connelly - CLSA - Analyst

Okay. That’s very helpful. Thank you.

Operator

David Silver, Bank of America Merrill Lynch.

David Silver - BofA Merrill Lynch - Analyst

Yes, hi, thanks a lot. I have a couple questions I’d like to ask Rich in particular. Maybe if you could share some of your experience with other permits and other rulings, but could you summarize, in your opinion, are there unprecedented aspects of this ruling? In other words, did the judge go against precedent, in your opinion, but similar situations with similar permitting rules, rulings by the Army Corps of Engineers? In other words, what about this ruling strikes you as maybe new and different and that might be part of your appeal document filing? Thanks.

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

Sure. Thanks, David. Maybe a couple of responses. First, obviously, I can’t go into some of the strategy that we’re going to have with respect to the appeal. But what I can tell you is one, we certainly and respectfully disagree with the judge’s determination here. We think that there is very clear law on this, and we spent an inordinate amount of time working with the Army Corps on this permit to try to avoid this very circumstance. And so, we will be taking up our differences of opinion on appeal.

Second, in terms of, are there — is there anything new or unusual about this? I would say generally speaking, no. I think that the claims that typically come from NGO activists are fairly similar to the claims that we have in this case. And, I think this is going to be very similar to other lawsuits that are in various mining sectors today.

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Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

David Silver - BofA Merrill Lynch - Analyst

And just to follow up on that, you made a point in your concluding remarks about the judge saying that the Plaintiffs didn’t need the threshold level of well, whatever, the threshold for requiring a new Environmental Impact Statement. So, does that — in your opinion, does that have legal weight? Or is that something that in your opinion might shorten the overall appeal process? In other words, could you just comment on the significance of that aspect of the judge’s ruling?

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

Well, I think it’s certainly helpful that during this stage, at the preliminary injunction, that he has found and made a ruling that the Plaintiffs did not meet their burden. We still have the underlying lawsuit that will proceed. And of course, it’s our viewpoint that the South Fort Meade Hardee County is an extension to an existing mine. And extensions pursuant to Army Corps rules by definition typically get an Environmental Assessment and not an EIS. And so we think there’s very clear authority for what the Army Corps has done here.

David Silver - BofA Merrill Lynch - Analyst

Okay. And then, just broadly speaking, does this change your thinking about the permitting and approval process that’s ongoing for Ona and Pine Level? Could you just comment on that please?

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

Sure. I don’t think it changes our perspective. I think the facts are self-evident here. We have never sought a permit that we did not ultimately receive in the state of Florida. I think that, undoubtedly, the permitting process and the procedures are such that you need to spend more time in advance planning stages. I think the regulators understand that there is a need to beef up their staffs, which, by the way, the Army Corps of Engineers has done in the formation of a mining team in Florida. And we fully expect that we will obtain permits for Ona and Pine Level in the years ahead.

David Silver - BofA Merrill Lynch - Analyst

And then just maybe last question, could you just comment — I mean I guess the ruling is officially against the Army Corps of Engineers and not against Mosaic, although you have the economic interest here. How difficult or how — what kind of problems does that create, if any, in terms of mounting an effective, timely legal challenge? In other words, your timetable might not be the same as the Army Corps.

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

That’s a perceptive question. It is an interesting exercise because the Department of Justice is defending the Army Corps of Engineers, and at the initial stages of this litigation, Mosaic was not a defendant. So Mosaic needed to intervene, sought intervention into the lawsuit, was granted intervention, and we are working with the Department of Justice in terms of defending the interests of, certainly from the DoJ’s perspective, the Army Corps, and from our perspective, Mosaic.

And I can tell you that the interaction and cooperation with the Department of Justice on this matter has been very high, and I think that we are lockstep in terms of having the viewpoint that this permit was appropriately issued.

David Silver - BofA Merrill Lynch - Analyst

And I’m sorry, you just mentioned your cooperation was with the DoJ. Is that on your last sentence there, is that correct?

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

The DoJ. The DoJ, who is representing the Army Corps of Engineers. That’s how these cases typically unfold.

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Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

David Silver - BofA Merrill Lynch - Analyst

Got you. Just faded out on me for a second there. Thank you for your patience. I appreciate the help.

Operator

(Operator Instructions). Vincent Andrews, Morgan Stanley.

Vincent Andrews - Morgan Stanley - Analyst

Thank you, and good afternoon everyone. Rich, just a question for you on the timing of the sort availability analysis. How long do you think it will take the Corps — let’s leave aside the appeal for now and just assume that you’re going to comply with Judge Adam’s ruling — how long do you think it takes to complete the availability analysis? And then I will have a follow-up — or the alternative analysis; excuse me.

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

The alternatives analysis, yes; we don’t know exactly. We have not yet been in contact with the Corps directly as of today. We’re working through some of the procedures to do that. But given the amount of time that was spent on this issue in the preparation of the permit, as I mentioned, I think that we met approximately 30 times with the Army Corps of Engineers and talked about various alternatives, analysis, or discussions around that issue. And so my expectation would be that we would refresh where we left off and do what is necessary to try to comply with the judge’s order. And so hopefully that would be an expeditious process.

Operator

Michael Piken, Cleveland Research.

Michael Piken - Cleveland Research - Analyst

Hi, good afternoon. I just wanted to dig a little bit deeper into your cost structure. You had mentioned that right now at South Fort Meade, your mine is running at about 2.5 times normal costs. I just wanted to get a sense, is that just in terms of the rock production, or does that also include the processing plants, and if there’s any change there.

Larry Stranghoener - The Mosaic Company - EVP and CFO

Hi, it’s Larry, and no, that would just reflect rock mining costs at that mine.

Michael Piken - Cleveland Research - Analyst

Okay, terrific. And then in terms of your mix, you sell some of what’s called the blended and other, which you guided to a lower normalized gross margin than you do on the regular DAP business and the feed phosphate business. How should we think about where that 1 million tonnes in volume would come out of, since the blend does contain some potash and nitrogen?

Larry Stranghoener - The Mosaic Company - EVP and CFO

This would largely come out of the non-blend and other. So this would be a produced phosphate product. So the other category, not blends and other.

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Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

Operator

Mark Gulley, Soleil Securities.

Mark Gulley - Soleil Securities - Analyst

Yes, I was hoping perhaps you might be able to put your situation perhaps in context with one of your local competitors. And forgive me if my facts are not exactly right here, but my understanding is that a local competitor is able to operate in Hardee County. Is it possible to compare and contrast how they were able to secure their permit and where the stumbling blocks with respect to your permit might possibly be? Thank you.

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

Fair question. Mark, I don’t know if there’s — this is an apples to apples comparison because it really depends on the timing of the issuance of the permit. And keep in mind, for each permit that you have in Florida, you have a local permit, you have a state permit, and you’ve got a federal permit. And so, we’ve been in an evolving environment over the past two to three years, just with respect to the amount of activity that mining companies are dealing with in general. And, our competitors will have future permits where this will be an issue that they are dealing with as well. And so, I think the sheer fact that we are at different timing intervals is a material difference.

Operator

Vincent Andrews, Morgan Stanley.

Vincent Andrews - Morgan Stanley - Analyst

Thanks. I just wanted to ask a follow-up to my question before to Rich. And that was related to, there’s a similar case called Sierra Club versus Flowers that was a limestone mining case in Miami. And in that case, there’s a similar finding that the Corps had to go back and redo the alternatives analysis. And my understanding is that in that situation, it took the Corp about nine months to complete that. So to the extent that you are familiar with the case and what had to take place there, would you kind of consider yourself more work to do or less work to do?

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

It’s a good analogy. I don’t know the specifics with respect to the alternatives and the extent to which the alternatives analysis was completed in Flowers. But, like that case, I would analogize our case to have the central issue as to whether or not the District Court, here the District Court in Jacksonville, had given proper deference to the Army Corps of Engineers, or whether the Court simply substituted its judgment for the Corps when it should not have.

And ultimately, in the case you are referring to, the Eleventh Circuit, which is the Circuit that we are obviously appealing to, reversed the District Court. So in that respect, I would say that they are analogous. With respect to the timing of the alternatives analysis, I really couldn’t comment on that.

Vincent Andrews - Morgan Stanley - Analyst

Okay. Thank you very much.

Operator

Robert Koort, Goldman Sachs.

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Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

Lindsay Drucker-Mann - Goldman Sachs - Analyst

Hi, this is Lindsay Drucker-Mann sitting in for Bob. I just was hoping maybe you could walk through what the economics of sourcing rock from a third party might look like for your DAP production. And also, you mentioned that your estimates don’t include the impact to pricing on rock should you need to pull on that supply. Could you give some sort of a reasonable view on how rock prices might be impacted if you do need to supplement?

Jim Prokopanko - The Mosaic Company - President and CEO

Lindsay, it’s Jim Prokopanko here, and I will try to answer that question. Good afternoon. It’s — economics are one element of it, and so today’s rock prices and retail pricing and market pricing of the DAP, it probably makes it possible to buy in product, if product is available. Now, there’s probably more than economic considerations here that will drive the decision. That’s logistics. Our Florida operations are not designed so, well, as to bring in significant amounts of phosphate rock. There could be some impurity issues that our chemical processes would have to be adjusted for. So the practicality of it, the physical practicality, is going to weigh as much and probably more than just the economics of it. And that’s something that we have to consider as we get further into this matter.

Lindsay Drucker-Mann - Goldman Sachs - Analyst

And can you give just a sense of — you know, if there is an elasticity function on rock pricing, how much you think that needing to pull on third-party might impact prices? How we should consider that?

Jim Prokopanko - The Mosaic Company - President and CEO

I’m going to turn it over to our economic analyst, Mike Rahm.

Mike Rahm - The Mosaic Company - VP, Market Analysis, Strategic Planning

Hi, Lindsay. It’s a good question. Rock trade worldwide is about 30 million tonnes per year. And one of the things, obviously, if you’re a nonintegrated producer buying rock, you have contracts in place and you need to sort of have things configured going forward on a year-by-year basis. So, the amount of spot rock tonnage that is transacted is very small. And as a consequence, it’s pretty hard to judge the kind of price elasticity that you might see due to incremental purchases.

Operator

Don Carson, Susquehanna.

Don Carson - Susquehanna - Analyst

Yes, thank you. Turning to sort of the DAP sales side, Jim, what have you told your customers? You’re putting customers on allocation now given how long this process may take and how much this could tighten up the market? Have you posted any price increases? And at what point might you consider declaring force majeure on some of your sales contracts?

Jim Prokopanko - The Mosaic Company - President and CEO

Okay, good day, Don, a number of questions there. I think everybody is aware that we are in a very tight phosphates market presently, and demand is strong and supply is moderate. And so we are seeing, over the last few weeks already, some strength in the pricing domestically and internationally of phosphate products.

We haven’t posted any price increases. We’re following the market, and it’s weekly and daily within the week that we look at what the marketplaces are. And I wouldn’t say that we have seen an impact as a result of this ruling outside of what’s happened in the world here. We have the catastrophe in Russia as far as the wheat crop strengthening wheat prices. I think up $0.30, $0.35 today, [string] following into the grain markets, the oilseed market. So there’s been a lot happening outside of what’s happened here.

FINAL TRANSCRIPT

Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

I said in my comments that we will meet all commitments we have to our customers that we currently have on our books. We don’t anticipate any force majeures from what we see today.

That said, we will not sell product that we can’t confidently produce and deliver to our customers. So, when that day and point comes, and I think Larry may have referred to it, towards the second half of the fiscal year for us, the early part of the second half, worst case, we’re not going to have all the tonnage we thought today. So we will take stock a little further on, what we do in terms of long-term contracts. But, we will play that day to day.

Operator

David Begleiter, Deutsche Bank.

David Begleiter - Deutsche Bank - Analyst

Thank you. Jim, your other four mines in Florida, are there expansion plans possible? Could you move draglines to those other mines, if need be?

Jim Prokopanko - The Mosaic Company - President and CEO

I think Larry or Rich described the size of these mines. You just don’t run them down the road, hook them to a truck. It takes quite a while. And so the practicality of doing that is low. And in our contingency planning, we will look what’s possible as far as squeezing out a few more tonnes out of existing mines, but we are not far enough along to speak on that with any confidence. What will be practical and economically feasible, we will aggressively pursue. If impractical and not economically feasible, we won’t do it.

David Begleiter - Deutsche Bank - Analyst

And would you ever consider importing acid into Florida?

Jim Prokopanko - The Mosaic Company - President and CEO

We’re not — we’re not set up to handle imported acid into our facilities. So, I suppose we can take a look at that, but that’s just not one we’ve explored very far at this point.

Operator

Fai Lee, RBC.

Fai Lee - RBC Capital Markets - Analyst

Hi. Thank you. Jim, I just want to understand — or Larry — I was just trying to understand your commentary about the worst-case scenario. Earlier, you mentioned that you might lose up to 1 million tonnes of product in the second half of 2011, and the financial impact could be $250 million to $300 million of decline in operating income?

Larry Stranghoener - The Mosaic Company - EVP and CFO

Yes.

FINAL TRANSCRIPT

Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

Fai Lee - RBC Capital Markets - Analyst

And I’m just confused because I guess when I look at your gross margin in Q4, I can maybe get to $180 per tonne on the produced product side. And I’m just wondering what the difference is. It kind of suggests maybe you’re fixed operating costs might be very high. Is that the way to view the impact, the difference?

Larry Stranghoener - The Mosaic Company - EVP and CFO

Before I get to that slide, let me just go back to Jeff Zekauskas’s question; I understand now the point he was trying to make. He was referring to the capacity at South Fort Meade being upwards of 6 million tonnes, and how does that translate into only a 1 million tonne reduction in finished product production.

And keep in mind one thing, that it takes 1.7 million tonnes of phosphate rock to produce a ton of DAP. And then, keep in mind as well that I was referring to the second half only, and I was referring to existing production plans. And whether the impact would be lesser or greater if this went on beyond the second half of the year, we are not prepared yet to comment on, but I think I was missing that relationship with my earlier response to Jeff.

With respect to your question, Fai, we have — there are many, many moving parts in coming up with this number. And, we debated to what extent should we break down this analysis? And in the end, given the fact that there are so many moving assumptions with respect to margin assumptions, raw material cost assumptions, fixed cost absorption issues, idle plant cost estimates and so on and so forth, we decided to ball that up into a number with respect to a worst-case operating earnings hit.

And it reflects the fact that when you lose 1 million tonnes of sales if we do, if we face that prospect, your last tonnes of sales are always your most profitable. And when you’re running a high fixed-cost business as we are in our phosphates business, the effect of losing those last few tonnes or those last million tonnes in this case has more than a proportionate effect on losing margin. And so that’s how we come up with that estimate. But again, I will stress it’s got a lot of moving parts, a lot of assumptions, and it’s subject to change. Most importantly, it’s subject to the — the possible effect of market price action as a result of the actions we may have to take.

Operator

Horst Hueniken, Stifel Nicolaus.

Horst Hueniken - Stifel Nicolaus - Analyst

Good afternoon. You’ve described the impact of the — on the Fort Meade mine on or after September 12 and also, how you might deal with your customers. I’m wondering whether there are any other changes, operating changes, that would be — arise out of the situation for any of your other mines or chemical operations.

Larry Stranghoener - The Mosaic Company - EVP and CFO

Horst, I would put that under the category of possible mitigating actions, and as we said in our prepared comments, as Jim just repeated, we will look at any and all that appear to be practicable and economic.

With respect to additional output at existing mines, our team in Florida will do what they can. But again, we don’t think that you’re going to find — we’re going to find the Holy Grail in that. In other words, we’re not going to come up with additional tons from existing mines to offset the impact of a shutdown at South Fort Meade, if that’s what we end up doing. So, we will continue to look at all possibilities, all alternatives, again, under the — under the prospect of whether or not they’re practicable and economic.

Operator

Farooq Hamed, Barclays Capital.

FINAL TRANSCRIPT

Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

Farooq Hamed - Barclays Capital - Analyst

Hi, good afternoon, everyone. My question really is — I just want to go back over the process here. So my understanding is right now, what is available to you is the appeal process and the alternatives analysis, and potentially to go to full trial to review the merits of the case. I’m just wondering, if you do go to full trial to review the merits of the case, is the EIS completely off the table, or is there a possible worst-case scenario, where, after the full trial, it is ruled that you have to complete an EIS?

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

Farooq, I would say that the matter that we just had a ruling on was the procedure for a preliminary junction, and so I would say nothing is finally off the table when you go to the merits of the underlying litigation. However, you probably can glean some things as it relates to where the judge’s mind is at on various issues from the order that he issued at the preliminary injunction stage, excuse me.

Farooq Hamed - Barclays Capital - Analyst

Okay, sorry. And maybe just one quick follow-up. On your Q4 earnings call back in, I think it was July 23, you had mentioned that you were working on some contingency plans. So, can you share some of those contingency plans with us that are not related to kind of your legal contingency plans but rather operational contingency plans?

Jim Prokopanko - The Mosaic Company - President and CEO

Farooq, it’s Jim here. I think we touched on that. And what’s going to be practical and economic, we’re going to pursue, and what’s impractical and not economic, we won’t. And it’s just not clear to us which is which, and so we are looking at what contingencies there are. We continue to look at. They just aren’t simple choices to be made. So we are pursuing the alternatives we have. And, we understand this is a strong market. This is a market to have product and sell into. And so we don’t want to miss sales, but, we’re not going to make sales at absolutely any cost to the business. So, when possible, we will visit on this again, but we just can’t say anymore today. Sorry about that, Farooq.

Operator

Zack Schreiber, Duquesne Capital.

Zack Schreiber - Duquesne Capital - Analyst

Yes, hi, it’s Zack Schreiber from Duquesne. I’m just wondering if you can hear me. Can you hear me? Just a quick question. In terms of getting the stay, what is the standard for you to get the stay, and how far along the path of shutting down the mine do you need to progress in order to sort of prove that there actually will be substantial economic irreparable harm that will be incurred to sort of balance that against some of the squishiness that the judge found on some of the environmental irreparable harm? I gather what you’re trying to do is sort of bolster your case here for the stay, and that there is irreparable harm all around here, then yours is real, theirs is fake. But what is the legal standard in terms of what you need to show in order to be successful on the stay? And how does the economic harm from shutting down the mine play into that and bolster your case for the stay? Thank you.

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

Well, with respect to the latter, the South Fort Meade situation is certainly not related with respect to our filing of a motion for a stay. As we noted in our comments, we simply have run out of flexibility with respect to the reserves that we have left in Polk County. And so, the mine right now is operating at far less than its operating capacity, and that is more of an economic decision.

In the motion for stay, we’re going to basically lay our case out. We are going to show the Court, obviously, how the District Court judge ruled on the matter, and we’re going to review, obviously, the various standards that apply in the Eleventh Circuit. And we’re going to give them all of the information that they need to make their decision. I can’t give you, off the cuff here, exactly what the standard is verbatim in the Eleventh Circuit, but rest assured that we will comprehensively present our case.

FINAL TRANSCRIPT

Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

Operator

Mark Gulley, Soleil Securities.

Mark Gulley - Soleil Securities - Analyst

Yes, I wanted to go back to the other source of phos rock that, of course, should be coming on stream at some point. One, can you refresh our memories as to the totality of your capacity coming on and how that could replace the lost South Fort Meade product? And then secondly, operationally, when you were to take that product in, were you taking it into your Florida operations or Faustina? I’m trying to understand the constraints of not being able to bring phos. rock into Florida. Thank you.

Jim Prokopanko - The Mosaic Company - President and CEO

Yes, Mark, the Miski Mayo mine is just beginning to produce product. It will ramp up ultimately to an annual production rate of about 3.9 million tonnes. And of course, under the terms of our joint venture agreement, we’ve got access to roughly a third of those tonnes.

For this year, this current fiscal year, we anticipate taking just over 500,000 tonnes. And those tonnes will be split between operations in South America and Louisiana. Our Florida concentrate plants are geared to take Florida phosphate rock. They are not geared, nor do we have the unloading capabilities, to take significant quantities of inbound phosphate rock from other sources. And so the rock that we take in from other producers, including the Miski Mayo mine, largely go to Louisiana, or to our SSP plant in South America.

The opportunity to perhaps address those logistical constraints and take more rock in Florida is something that we obviously are considering. But our long-term strategy is focused on mining the very extensive and valuable phosphate rock reserves we have in Florida. And we believe we will continue to have access to them and that will be the primary source of rock for our Florida concentrate plants for many years to come.

Operator

Jeff Zekauskas, JPMorgan.

Jeff Zekauskas - JPMorgan Securities Inc. - Analyst

Thanks very much. A question for Rich; if it turns out that you win your appeal in the Eleventh Circuit in Atlanta, what happens then? That is, if the other side wants to continue — can the other side continue to appeal and litigate? And how would the appeal process go after that, if there were one?

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

Jeff, it’s a good question. It’s hard to predict exactly what would happen until the issues obviously are addressed by the Eleventh Circuit. It could be decided as a matter of law there was an error, and it could be final and determinative in the favor of Mosaic. It is possible that the Eleventh Circuit could make a determination that there was some sort of error and remand it back down to the Federal District Court Judge.

I think right now, it’s simply too early to tell exactly what would happen when we get to that stage. Obviously, I think we will have a better idea when we are approaching the merits of the appeal at the Eleventh Circuit.

Operator

Fai Lee, RBC.

FINAL TRANSCRIPT

Aug 02, 2010 / 08:30PM GMT, MOS - The Mosaic Company South Fort Meade Ruling Discussion

Fai Lee - RBC Capital Markets - Analyst

Thanks. Just I have a question regarding the wetlands. My understanding, it was only supposed to go up to 500 out of the 10,000 acres. On this map on slide 4, is it pretty evenly — like is it spread out pretty widely over that whole area of the blue, or is it more concentrated?

Rich Mack - The Mosaic Company - EVP, General Counsel and Corporate Secretary

Fai, this is Rich. One of the difficulties that we have in terms of mining in the Hardee County extension without impacting any wetlands is that it is somewhat similar to a shotgun, if you will, if you had a map up against the wall, there are wetlands interspersed throughout the entire property, some areas more dense than others. But with the current ruling, we effectively can’t go into a ditched stream, much like the other slide that was presented during our prepared remarks.

And so to move a dragline, and certainly to move multiple draglines in that sort of environment without the ability to touch a jurisdictional wetland of the United States, makes it very impractical from a mining perspective.

Operator

And ladies and gentlemen, that concludes the Q&A session. I would now like to turn the call back over to your Director of Investor Relations, Ms. Christine Battist.

Christine Battist - The Mosaic Company - Director, IR

Thank you, Chanel. This does conclude our conference call. We will be happy to take your calls back in the office. Have a good afternoon.

Operator

Ladies and gentlemen, thank you for your participation. You may now disconnect. Have a great day.

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